UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 15, 2007

SONOMA VALLEY BANCORP
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	000-31929 (Commission File No.)	68-0454068 (I.R.S. Employer Identification No.)

202 West Napa Street, Sonoma, California          95476
(Address of principal executive offices)                   (Zip Code)

(707) 935-3200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      [ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors;
      Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On August 15, 2007, Angelo Sangiacomo announced his resignation from the Board of Directors of Sonoma Valley Bancorp (“Company”), including the Audit Committee.  Mr. Saniacomo served on the Company’s Board of Directors from its formation in 2000, and he will continue to serve on the Board of Directors of Sonoma Valley Bank, our wholly owned bank and various committees.

On August 15, 2007, the Board of Directors of the Company elected Valerie Pistole as a new member of the Board of Directors of the Company, to fill the vacancy left by the resignation of Mr. Sangiacomo. Ms. Pistole has been appointed to serve on the Audit Committee of the Company and serves on various committees of the bank.

Ms. Pistole is a practicing attorney focusing on the areas of business law and estate planning.  She earned her law degree from the University of Santa Clara and was admitted to the California State Bar in 1975.  Ms. Pistole earned her Bachelor of Science degree (magna cum laude) through her attendance at both Stanford University and Syracuse University.

Ms. Pistole has served as a member of the Board of Directors of Sonoma Valley Bank, the Company’s wholly owned bank, but has not previously held any positions with the Company and there have been no related party transactions between Ms. Pistole and the Company. Ms. Pistole has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

Section 8 - Other Events

Item 8.01  Other Events

Sonoma Valley Bancorp declared a thirty cent ($0.30) per share cash dividend on August 15, 2007.  The cash dividend is payable to shareholders of record on August 31, 2007 and will be paid on September 14, 2007.  For more information, please see the press release attached as Exhibit 99.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

Exhibit No.                                           Exhibit Description

99	Press release dated August 16, 2007 titled "Sonoma Valley Bancorp Declares Cash Dividend"

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOMA VALLEY BANCORP,
a California Corporation

Dated:         August 16, 2007                               /s/ Mel Switzer, Jr.
Mel Switzer, Jr.,
Chief Executive Officer